EXHIBIT 23




CONSENT OF INDEPENDENT AUDITORS
-------------------------------




The Board of Directors
Selas Corporation of America:



We consent to the incorporation by reference in the registration statement No. 33-33712 on Form S-3, and in the registration statements (No. 333-16377, No. 333-66433, and No. 333-59694) on Form S-8 of Selas Corporation of America and subsidiaries of our reports dated February 29, 2004, except as to note 8, which is as of March 18, 2004, relating to the consolidated balance sheets of Selas Corporation of America and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports are included in the December 31, 2003 annual report on Form 10-K of Selas Corporation of America.





/s/ KPMG LLP

Minneapolis, Minnesota
March_24, 2004